Exhibit 10.3

CONFIDENTIAL-SPECIAL HANDLING June 12, 2008

Dennis Carey 1179 Rosewood Dr. Atlanta, Georgia 30306-3554
Dear Dennis:
I am writing to confirm our discussion concerning the location of your primary business office at a Nortel facility within the U.S. This letter updates and replaces the terms and conditions of your offer letter dated January 26, 2006. You will continue in your current position as Executive Vice President, Corporate Operations of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”), reporting directly to me. After considering both the needs of Nortel and your personal situation, it was determined that this position will be located at our facility in Alpharetta, Georgia effective June 23, 2008. You will be employed by Nortel Networks Inc. (“NNI”). NNC and/or NNL and/or, where applicable, any subsidiary thereof, including NNI, are collectively referred to herein as Nortel.
Further, as a senior executive of Nortel you will be expected to continue to demonstrate, perform and represent Nortel at exemplary levels utilizing the highest of standards. You will see examples of these expectations below. As noted below, while specific components of your Nortel benefits will be altered as a result of this office location, many will not be impacted.
All dollar amounts contained herein are expressed in U.S. dollars.
Base Salary
Your base salary will remain unchanged at $550,000 calculated on a per annum basis and will be paid to you bi-weekly.
Incentive Award
You will continue to be eligible to participate in the Nortel Networks Limited Annual Incentive Plan pursuant to its terms and conditions, with a target cash award of 100% of your base salary.
Long Term Incentives
You will continue to be eligible to receive long term incentives in Nortel’s sole discretion.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

Recoupment of Incentive Based Compensation
It is not anticipated in the normal course of events that you will have to repay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if the Compensation and Human Resources Committee of the Boards of Directors of NNC and NNL determines that you have committed intentional misconduct which contributes, directly or indirectly, to an error in financial information that materially affects the value of any incentive compensation realized by you, Nortel is entitled to issue proceedings to recover damages against you in respect of any losses incurred or as a result of or in connection with that intentional misconduct. Nortel may recoup any incentive compensation payments as an advance against such damages, whether or not proceedings are issued by Nortel. Incentive compensation payments that Nortel may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by Nortel. For further information please refer to the Compensation and Human Resources Committee Policy Regarding Recoupment of Incentive Compensation.
Benefits
As an employee of NNI based in Alpharetta, Georgia, you will be eligible to participate in employee benefit plans in accordance with the terms of those plans. You will continue to be entitled to five weeks of vacation per annum. Vacation is accrued monthly at the rate of 2.08 days per month of employment.
We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions as we deem appropriate.
Change in Control
You will continue to be eligible to participate in the Nortel Networks Corporation Change in Control Plan (“CIC”) as a Tier 1 Executive. The provision of payments and benefits to you under the CIC will make you ineligible to receive payments and benefits described under the Involuntary Separation heading.
Involuntary Separation
You will continue to be eligible for the following involuntary separation benefits: notwithstanding the employment relationship described in the paragraph of this letter entitled Employment Relationship, in the event (i) Nortel initiates your separation of employment or (ii) you initiate your separation of employment because your responsibilities or authority are involuntarily changed and are not substantially equivalent to your current role, you will be provided in lieu of any other payment or benefit with the
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com following: the equivalent of twenty-four months base salary paid bi-weekly, the opportunity to continue health, life insurance and AD&D benefits coverage in which you are then enrolled for twenty-four months following your employment termination (“Severance Period”) at active employee rates and executive outplacement services for a period of twelve months. However, the foregoing payments and benefits will not be provided to you if your separation of employment arises out of conduct and/or inaction by you that are not in the best interests of Nortel (i.e., termination for cause as defined in the CIC Plan). Additionally, the provision of any such payments and benefits will be conditioned upon your execution of a separation agreement, which will be prepared by Nortel and will contain, among other things, a full and final release of claims and a covenant not to compete against Nortel or solicit its employees during the Severance Period.
Tax Conflict Review for Board Appointed Officers
As a Board appointed officer, you will continue to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by our designated tax provider.
Executive Travel Services
You will continue to be eligible for executive travel reservation services while in the position of Executive Vice-President, Corporate Operations. This service is accessible by a dedicated travel telephone #ESN 830-4698, externally (613) 274-4698.
Senior Executive Duties
As stated earlier in this letter, as a senior executive of Nortel you are expected to continue to perform your responsibilities at an exemplar level while displaying the highest standards. As a result, you are expected by way of example to:
(a)	faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by Nortel or the Boards of Directors of NNC and NNL (“Nortel Boards”);

(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;

(c)	use your best endeavours to promote and protect and extend the business, reputation, welfare and the interests of Nortel;

(d)	be familiar with and comply with Nortel’s Code of Business Conduct

(e)	be familiar with and comply with Nortel’s policies and procedures relevant to your role or your actions as an employee; and

(f)	report to the Nortel Boards any matters of concern that come to your attention, it being your duty to report any acts of misconduct, dishonesty, breach of
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any Nortel employee or third party. Nortel will keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction or on a strict “need to know basis”.
Code of Business Conduct
Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long-term success of Nortel. These guidelines are contained within the Code of Business Conduct. By signing this letter, you will continue to be required to comply with the Code of Business Conduct and Nortel’s policies and procedures.
Reporting Insider
You will continue to be designated a Reporting Insider under applicable Canadian securities legislation and a Section 16 Officer under applicable United States securities legislation with respect to trades of securities of NNC.
Share Ownership Guidelines
As a senior executive you will continue to be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within the time frames earlier provided to you.
You will also continue to be required to hold 50% of all settled vested equity awards (including stock options, restricted stock units and performance stock units) remaining after the payment of taxes and administrative fees associated with the award and the vesting thereof towards the maintenance and achievement of the aforementioned Share Ownership Guidelines.
Commencement of Primary Business Office in Alpharetta, Georgia
Since your primary business office location can be in any major Nortel facility within the U.S., and as indicated in this letter your primary business location will be at the Nortel’s Alpharetta, GA facility effective June 23, 2008, any benefits for which you were eligible as a result of your business office being in Toronto, Ontario, Canada, including tax equalization, will cease upon the commencement of your primary business office in Alpharetta, Georgia on June 23, 2008. In addition, you may be eligible for certain benefits under the Nortel Frequent Traveler Program. Also, Nortel shall move those household good items that you currently have in storage in Massachusetts to your residence in Atlanta, Georgia in accordance with Nortel policies and procedures.
Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com

You will continue to be personally responsible for all costs associated with personal travel to/from your home in Portland, Maine, including the cost of air and ground transportation and taxes.
Section 409A of the U.S. Internal Revenue Code
The parties hereto intend that all benefits and payments to be made to you will be provided or paid to you in compliance with all applicable provisions of section 409A of the U.S. Internal Revenue Code of 1986 as amended, and the regulations issued thereunder, and the rulings, notices and other guidance issued by the U.S. Internal Revenue Service.
Employment Relationship
Your employment relationship with Nortel shall continue as that of employment at will and therefore such relationship is terminable at the will of either party and there is no employment agreement for a year or any other specified term.
If you are in accord and in agreement with the terms of this letter, please indicate your acceptance by signing and returning one copy of this letter to Leila Wong, Director, Executive, Equity and Incentive Compensation, via fax to 905-863-2316 or ESN 333-2316, and retain the other for your files.
Sincerely,
/s/ Mike Zafirovski

Mike Zafirovski
President and Chief Executive Officer
Accepted and confirmed this 18     day of June         , 2008 that my primary business office will be at Nortel’s Alpharetta, Georgia facility commencing no later than June 23            .

Signature:	/s/ Dennis Carey

Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com